Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Proxy Statement and Prospectus (the Proxy/Prospectus) constituting part of this Registration Statement on Form N-14 (the Registration Statement) of Fidelity Concord Street Trust: Spartan 500 Index Fund, of (i) our report dated April 20, 2010, on the financial statements and financial highlights included in the February 28, 2010 Annual Report to Shareholders of Fidelity Concord Street Trust: Spartan 500 Index Fund and (ii) our reports dated February 12, 2010, on the financial statements and financial highlights included in the December 31, 2009 Annual Reports to Shareholders of Fidelity Congress Street Fund: Fidelity Congress Street Fund and Fidelity Exchange Fund: Fidelity Exchange Fund.

We further consent to the references to our Firm under the headings "Experts" and "Additional Information About the Funds" in the Proxy/Prospectus and to the references to our Firm under the headings "Financial Highlights" in the April 29, 2010 Prospectus and "Independent Registered Public Accounting Firm" in the April 29, 2010 Statement of Additional Information for Spartan 500 Index Fund, which are also incorporated by reference into the Proxy/Prospectus. We further consent to the references to our Firm under the headings "Experts" and "Additional Information About the Funds" in the Proxy/Prospectus and to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the February 26, 2010 Statement of Additional Information for Fidelity Congress Street Fund: Fidelity Congress Street Fund and Fidelity Exchange Fund: Fidelity Exchange Fund, which are also incorporated by reference into the Proxy/Prospectus.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 31, 2011